Exhibit 10.1
August 29, 2013
Mr. James J. Boyne
Calamos Asset Management, Inc.
2020 Calamos Court
Naperville, IL 60563

Dear Mr. Boyne:
This letter agreement outlines the terms and conditions related to the termination of your employment from the Company (for purposes of this letter agreement, “Company” shall mean Calamos Asset Management, Inc., Calamos Investments LLC, Calamos Advisors LLC and each of their respective subsidiaries and “affiliated persons” as defined under Section 2(a)(3) of the Investment Company Act of 1940, as amended). You acknowledge and agree that your receipt of the Special Payments described below, are in consideration of, and are contingent upon, your agreements and covenants and your compliance with your obligations set forth herein, and with your executing and not revoking this letter agreement as well as the attached General Release.

1.
Employment; Service for the Company and Related Entities: Your employment with the Company will terminate effective September 30, 2013 (“Termination Date”). This letter agreement serves as your resignation from all positions you hold with the Company and from any positions you hold with any registered investment company or other entity to which the Company provides investment management services effective as of the Termination Date.

2.
Compensation Through Termination Date; Unpaid Vacation; Termination of Benefit Plan Coverage; COBRA costs; Outplacement Services: You will be paid your regular salary through the Termination Date. You will be paid for any earned but unused vacation through the Termination Date. Your medical, dental and vision coverage will end on September 30, 2013. You may continue coverage under any one or more of such plans (“Covered Plans”) after the Termination Date by electing COBRA. In the event that you elect any COBRA continuation coverage, then during the first twelve (12) months of any such continuation coverage under the Covered Plans, the Company shall pay for the “employer share” of premium costs of such continuation coverage under the Covered Plans determined as if you were an active, eligible employee of the Company with you paying the remaining amount of the applicable premiums due. You shall separately receive any required separate notice of your right to any applicable continuation coverage. Further, the Company shall provide you with the twelve month senior executive transition services and support program of outplacement consultancy services provided by Kensington International , commencing on a date of your choice, but no later than December 31st, 2014.

3.
Special Payments: In recognition of your contributions to the Company, and as consideration for your agreements and covenants described in this letter agreement, and subject to your compliance therewith, and your execution, delivery and non-revocation of the General Release, the Company will pay to you four payments of $535,191.75 each (the “Special Payments”). The first payment will be made on the first regular payroll date which falls at least five (5) business days after the expiration of the revocation period applicable to the General Release. The second, third and fourth payments shall be made on the final regular payroll date in December 2013, March 2014 and September 2014, respectively.

4.
No Additional Entitlements; Cancellation of Equity Awards: You understand and acknowledge that after the Termination Date you will have no further entitlements, other than those included in this letter agreement and except with respect to rights, if any, that have vested or accrued as of the Termination Date under the Company’s retirement or welfare plans. For avoidance of doubt, you understand and agree that after the Termination Date you will not be entitled to any base salary, bonus, severance or other payments, compensation or grants or awards under the long-term incentive program and all stock options and restricted stock units held by you shall be cancelled and forfeited as of the Termination Date and shall not thereafter vest or become exercisable.

5.
Withholding. All payments required to be made by the Company hereunder to you shall be subject to withholding of such amounts relating to taxes as the Company reasonably determines it should withhold pursuant to any applicable law or regulation.

6.
Confidentiality and Restrictive Covenants Agreement: You reaffirm your obligations under and agree that following the Termination Date, you will abide by the terms of the Confidentiality and Restrictive Covenants Agreement dated June 9,

2008 by and among you, Calamos Advisors LLC, Calamos Investments LLC (formerly, Calamos Holdings LLC) and/or Calamos Asset Management, Inc, a copy of which accompanies this letter agreement (the “CRCA”). In addition, you agree that, notwithstanding the language of Section 4.2 of the CRCA, Permitted Exceptions, said Section 4.2 shall not apply during the first year of the Post-Termination Non-Compete Period, such that the exceptions set forth therein will not be available to you until after the first anniversary of the Termination Date.

7.
Cooperation: You agree that you will (i) provide reasonable assistance and cooperation to the Company or its affiliates in activities related to open work matters and the prosecution or defense of any pending or future lawsuits, arbitrations, other proceedings or claims involving the Company or its affiliates ("CALAMOS Litigation"); (ii) make yourself available to the Company or its affiliates at such times and in such manner as you and the Company mutually agree and without the need for issuance of any subpoena or similar process to testify or assist in any CALAMOS Litigation; (iii) refrain from providing any information related to any claim or potential CALAMOS Litigation to any non-Calamos representatives unless you shall (A) have first obtained the consent of the Chief Executive Officer or General Counsel of the Company or (B) are required to provide testimony pursuant to legal process in which case you will consult with and permit the Company's legal counsel to be present to such testimony. The Company agrees to pay reasonable out-of-pocket expenses you incur in connection therewith upon presentation of receipts therefore, and to pay a per diem of $1,500 with respect to any day after the first anniversary of the Termination Date on which your provide assistance and cooperation pursuant to this Paragraph 7.

8.
Non-Disparagement: Each party agrees that its statements will be consistent with the Company’s press release pertaining to your transition and that it shall not make any negative or disparaging comments, or cause or encourage others to make any negative or disparaging comments, about the other party and where applicable, its members, directors, officers, employees, affiliates, products, or services. Both parties agree that any press release relating to the termination of your employment shall be subject to each party’s advance approval which approval shall not be unreasonably withheld. It is understood and agreed by the parties hereto that any negative or disparaging comment by any senior executive or director of the Company shall be treated as a violation by the Company of its obligations under this Paragraph 8. In the event of any material violation of this non-disparagement provision by the Company, the date for the payment of any Special Payments remaining to be paid hereunder shall be accelerated to the date of such material violation; provided, however, that no payment scheduled to be paid in 2014 shall be paid any earlier than January 2014.

9.
Return of Property: To the extent you have any property of the Company, such as computer equipment, cell phones, personal mobile devices, credit cards, keys, books, records and other materials (in any medium, including, but not by way of limitation, emails, facsimiles, memorandum, notes, spreadsheets and texts), you agree to return such property on or before your Termination Date. You represent that you will not retain in your possession or control any such property. You and the SVP, Head of Human Resources of the Company will mutually agree on arrangements to remove any personal property you may have on the Company’s premises.

10.
Acknowledgement: You acknowledge that the aforementioned Special Payments (Paragraph 3) constitute good and valuable consideration in exchange for your acknowledgments, agreements and covenants set forth in this letter agreement, including, but not limited to, your agreement to execute and deliver to the Company the General Release which is attached to this letter agreement, and your agreement to comply with the CRCA, as modified in Paragraph 6 above, and that the Special Payments include amounts which you would not have been entitled had you not entered into this letter agreement and execute and deliver the General Release. In the event of any material breach by you of this letter agreement, including any material breach of the CRCA, as modified, in addition to any other remedies to which the Company may be entitled, the Company’s obligation to make any Special Payments under Paragraph 3 shall terminate and you shall be obligated to repay to the Company any Special Payments received prior to or after discovery of such breach.

11.
Disclosure: You acknowledge and warrant that you are not aware of any matters for which you were responsible or which came to your attention as an employee of the Company that might give rise to, evidence or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against the Company that has not been disclosed to the Company.

12.
Breach of Agreement: If either party brings a claim for breach of the terms of this letter agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and expenses incurred in prosecuting or defending such an action. Prior to any party being entitled to bring a claim for breach hereunder against the other party, the party claiming a breach shall give notice to the other party of such claimed breach and afford the other party the opportunity to cure any such breach, but only with respect to such breaches that are capable of being cured. Upon receipt of any such breach notice, the receiving party shall have thirty (30) days to cure such breach and to provide reasonable evidence of such cure to the claiming party. Any claimed breach that has been cured shall be deemed hereunder not to have been a breach of this letter agreement.

13.
Binding Effect: This letter agreement shall be binding upon and inure to the benefit of you and the Company, and their officers, directors, employees, agents, legal counsel, heirs, successors and assigns.

14.
Governing Law: This letter agreement shall be governed by and construed and enforces in accordance with the laws of the State of Illinois. Any action brought by any party to this letter agreement shall be brought and maintained exclusively in the DuPage County, Illinois Court and the parties consent and submit themselves to the exclusive venue and personal jurisdiction of said Court with respect to all such disputes and controversies.

15.
Limited Power of Attorney: This letter agreement shall serve as your revocation of the Limited Power of Attorney For Section 16 Reporting Purposes executed by you as of January 31, 2012 and such Power of Attorney shall no longer be of force and effect as of the Termination Date.

In order to confirm your agreement with the terms of this letter agreement and to initiate the payment process of the above described payments, you must execute and return this letter agreement and the attached General Release. You have twenty-one (21) calendar days after the date you received these documents within which to review and consider them , to discuss it with your attorney, and to decide whether or not to sign the documents; however, do not sign the General Release before the Termination Date. After the 21 day consideration period, you will forfeit all rights to the above-described benefits other than those legally mandated. We advise you to consult with your attorney prior to executing this letter agreement and the General Release. If you sign these documents before the expiration of this 21-day consideration period, you do so voluntarily and waive your right to use the full 21 days to consider signing. In addition, for the period of seven (7) calendar days after you sign this letter agreement and the General Release, you may revoke these documents by delivering written notice of revocation to me by facsimile or e-mail transmission (and retaining proof of successful transmission), or by overnight mail postmarked within this seven-day period, to me. Because of this 7-day revocation period, this letter agreement and General Release will not become effective and enforceable until the eighth day after the date you sign it, provided that you did not revoke your agreement as set forth herein.

Sincerely,

/S/ J. Christopher Jackson

J. Christopher Jackson
Senior Vice President & General Counsel

Accepted and Agreed to

This 29th day of August, 2013

/S/ James J. Boyne
James J. Boyne

GENERAL RELEASE

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, with the intention of binding himself, his heirs, executors, administrators and assigns, does hereby release, remise, acquit, and forever discharge Calamos Asset Management, Inc., Calamos Investments LLC, Calamos Advisors LLC and each of their respective subsidiaries and “affiliated persons” as defined under Section 2(a)(3) of the Investment Company Act of 1940, as amended, and their present and former members, managers, directors, officers, agents, employees, affiliated entities, divisions, subsidiaries, successors, predecessors, and assigns each, a “Released Party” and collectively, the "Released Parties", of and from any and all claims, actions, causes of action, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys' fees and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which the undersigned, individually or as a member of a class, now has, owns or holds or has at any time heretofore had, owned or held against any Released Party, arising out of or in any way connected with the undersigned's employment relationship with Calamos Asset Management, Inc., Calamos Investments LLC, Calamos Advisors LLC and each of their respective subsidiaries and Affiliated persons (and their predecessor and affiliated entities, if applicable), or the termination thereof, including without limitation, any claims for severance or vacation benefits, unpaid wages, salary or bonus, breach of contract, wrongful discharge, impairment of economic opportunity, reimbursement for fines paid, intentional infliction of emotional harm or other tort, or employment discrimination under any applicable federal, state, or local statutes, provisions, orders, or regulations (including, but not limited to, any claims arising under any federal civil rights statutes including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq.; 42 U.S.C. 1981, 1983, 1985, 1986; the Age Discrimination in Employment Act (ADEA), as amended, 29 U.S.C. 621 et seq.; the Americans with Disabilities Act (ADA), as amended, 42 U.S.C. 12101 et seq.; the Fair Labor Standards Act (FLSA), as amended, 29 U.S.C. 201 et seq.; the Family Medical Leave Act (FMLA), 29 U.S.C. 2601 et seq.; the Employee Retirement Income Security Act of 1974 (ERISA), as amended, 29 U.S.C. 1001 et seq.; and any other claims that may arise under state or local civil rights acts, workers compensation laws, and wage and hour laws, and all claims for wages, vacation pay, severance pay, back pay, front pay, or other compensation, benefits, or damages at law or equity that may have been created as a result of the undersigned’s employment with Calamos Asset Management, Inc., Calamos Investments LLC, Calamos Advisors LLC and each of their respective subsidiaries and Affiliated persons (and their predecessor and affiliated entities, if applicable) or the termination thereof, excepting only (i) those obligations of Calamos Asset Management, Inc., Calamos Investments LLC and Calamos Advisors LLC under that certain letter agreement between these Calamos entities and the undersigned (the "Letter"), in connection with which this General Release is being executed and delivered, and (ii) any right to indemnification the undersigned may have under applicable corporate law, the organizational documents of any Released Party or any right as an insured under any D&O or liability insurance policy now or previously in force.

The undersigned understands that by releasing employment discrimination claims against the Released Parties, he also forever releases and discharges any right he may have to file or recover in a lawsuit he may bring himself on the same claims and also any right he may have to any relief that he might otherwise be entitled to as a result of any proceeding instituted by the Equal Employment Opportunity Commission or any other comparable enforcement authority.

The undersigned acknowledges and agrees that neither the Letter nor this General Release are to be construed in any way as an admission of any liability whatsoever by any Released Party under Title VII, ADEA or any other federal or state statute or principle of common law, any such liability having been expressly denied.

The undersigned further declares and represents that he has carefully read and fully understands the terms of this General Release, that he has had the opportunity to seek the advice and assistance of counsel with this General Release, and that he knowingly and voluntarily, of his own free will without any duress, being fully informed and after due deliberation, accepts the terms of and signed the same of his own free act.

The undersigned acknowledges that the Special Payments described in Paragraph 3of the Letter, constitute consideration in exchange for executing this General Release in that this includes an amount to which he would not have been entitled had he not signed this release.

The undersigned acknowledges that Calamos advised him in writing to consult with an attorney before executing this General Release (and this paragraph also constitutes written direction), that he was given a period of 21 days within which to consider this General Release, that he had an adequate opportunity to review it, that he fully understands its terms, that he was not coerced into signing it, and that he has signed it knowingly and voluntarily.

The undersigned shall have the right to revoke this General Release during a period of seven (7) days following his execution of this General Release. In order to revoke the General Release, he must notify, in writing, of his decision to revoke, and said notice must be received by no later than seven (7) days following the execution of this General Release. If he revokes this General Release, he shall promptly repay all payments and employee benefits that he may have received pursuant to this General Release.

PLEASE READ THIS RELEASE CAREFULLY. IT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

____________________________
James J. Boyne

/S/ James J. Boyne
____________________________
(Signature)

9/30/2013
____________________________
(Date)